                                                                   EXHIBIT 10.38

      ------------------------------------------------------------------



                              MANAGEMENT AGREEMENT


                          dated as of January 31, 1990

                                    between

                          FIRST HEALTHCARE CORPORATION


                                      and


                                    [OWNER]


      ------------------------------------------------------------------

                             MANAGEMENT AGREEMENT
                               TABLE OF CONTENTS

                                                                Page
                                                                ----
Section 1.  Retention of Managers.............................    2

Section 2.  Responsibilities of Manager.......................    2

     A.  Employees............................................    2
     B.  Fiscal Year; Budgets.................................    3
     C.  Bank Accounts; Payment of Facility Expenses;
           Distribution of Facility Net Cash Flow.............    4
     D.  Operational Policies.................................    6
     E.  Charges..............................................    6
     F.  Information..........................................    7
     G.  Certification........................................    7
     H.  Capital Equipment and Improvements...................    7
     I.  Supplies and Non-Capital Equipment...................    3
     J.  Ancillary Services...................................    8
     K.  Legal Matters........................................    9
     L.  Bookkeeping and Accounting...........................    9
     M.  Collection of Accounts...............................   10
     N.  Reports..............................................   10
     O.  Insurance............................................   10

Section 3.  Term; Termination.................................   11

Section 4.  Management Fees...................................   13
     A.  Basic Management Fee.................................   13
     B.  Expense Reimbursement................................   13
     C.  Incentive Fee........................................   14
     D.  Late Charges.........................................   15
     E.  Method of Payment....................................   16
     F.  Determination of Incentive Fee for Fiscal
           Year Ending May 31, 1990...........................   16

Section 5.  Proprietary Interest..............................   17

Section 6.  No Guaranty of Profitability......................   17

Section 7.  Owner Inspection..................................   17

Section 8.  Maintenance of Minimum Bank Balance...............   17

                                                                Page
                                                                ----
Section 9.  Default...........................................   18

     A.  By Manager...........................................   18
     B.  By Owner.............................................   19

Section 10.  Remedies Upon Default............................   21

     A.  Remedies of Manager..................................   21
     B.  Remedies of Owner....................................   21
     C.  Rights Cumulative; No Waiver.........................   22
     D.  Dispute Resolution Procedures........................   22

Section 11.  Miscellaneous....................................   24

     A.  Relationship of the Parties; Disclaimer of
           Liability; Indemnification.........................   24
     B.  Assignment; Binding Effect...........................   24
     C.  Entire Agreement; Amendment..........................   25
     D.  Notices..............................................   25
     E.  Representatives......................................   26
     F.  Attorney's Fees......................................   27
     G.  Construction.........................................   27
     H.  Legal Enforceability.................................   27
     I.  Counterparts.........................................   28
     J.  Governing Law........................................   28

                             MANAGEMENT AGREEMENT

          This MANAGEMENT AGREEMENT (the "Agreement") dated as of January 31, 1990, between First Healthcare Corporation, a Delaware corporation ("Manager"), and _______________________, a ________________ corporation ("Owner").

                                  WITNESSETH:
                                  ----------

          WHEREAS, National Medical Enterprises, Inc., a Nevada corporation ("NME"), and The Hillhaven Corporation, a Nevada corporation ("New Hillhaven"), are, as of the date hereof, entering into a Reorganization and Distribution Agreement providing for a reorganization of certain of the businesses heretofore conducted by NME's long term care group and a pro rata distribution to the holders of NME's common stock, as of the record date established by NME in connection therewith, of approximately 85% of the outstanding shares of capital stock of New Hillhaven on or about January 31, 1990 (the "Distribution Date"); and

          WHEREAS, Manager, as of the Distribution Date will be a wholly-owned subsidiary of New Hillhaven;

          WHEREAS, Owner has been managing the long term care facility described below and Owner wishes Manager to continue to so manage said facility;

          WHEREAS, Owner owns the license to operate that certain long term care facility known as __________ and located at __________ (the "Facility") and has the sole right to operate the same;

          WHEREAS, the Facility is located in proximity to an acute care hospital (the "Hospital") the license relating to which is owned by Owner or an affiliate of Owner;

          WHEREAS, Manager is an experienced and qualified manager in the field of nursing home management; and

          WHEREAS, Owner desires to engage Manager, and Manager desires, to manage the Facility pursuant to the terms and conditions set forth herein.

          NOW THEREFORE, for and in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1.   Retention of Manager.  Owner hereby retains Manager to provide
               --------------------
management services in connection with the Facility under the terms and conditions set forth herein.

          2.   Responsibilities of Manager.  During the Term, as defined below,
               ---------------------------
Manager shall provide the following management, consulting and advisory services to Owner in connection with the operation of the Facility:

               A.  Employees.  Subject to Owner's review and approval, which
                   ---------
     approval shall not be unreasonably withheld or delayed, Manager shall recruit, select, employ, train, direct, promote and terminate all

     Facility personnel including the Administrator and Director of Nursing; establish the salary levels, personnel policies and employee benefits with respect thereto; and establish employee performance standards as needed during the Term to ensure the efficient operation of all departments within and services offered by the Facility. Manager shall be responsible for the payment of employee payroll, benefits and related employee expenses (including payroll taxes) as part of Facility operating expenses (payable out of Facility funds) and the distribution of employee income tax withholding forms at year end.

               B.  Fiscal Year; Budgets.  The fiscal year for the Facility shall
                   --------------------
     be June l through May 31. At least forty-five (45) days prior to the start of each fiscal year, Manager shall prepare and submit to Owner for its review and approval, which approval shall not be unreasonably withheld or delayed, an annual operating budget and an annual capital expenditure budget for the following year (collectively, the "Budgets"). In addition, Manager shall concurrently prepare and submit to Owner for its review and approval, which approval shall not be unreasonably withheld or delayed, budget projections for the two years following such annual Budgets. Representatives of Owner and Manager shall meet promptly thereafter to resolve any disagreements concerning such Budgets and projections. Thereafter, Manager shall be entitled to make or to commit Owner to make expenditures which are reflected in the Budgets or which are not expected to result in total "routine" expenses accrued during the then current fiscal year exceeding the budgeted amount therefor by 5% or more (the "Budget Threshold"). Except for emergency repairs referred to in Section 2H. hereof, any unbudgeted expenditures and/or expenditures in excess of the Budget Threshold shall be subject to Owner's approval, which approval shall not be unreasonably withheld or delayed.

               Notwithstanding the foregoing, Manager shall have the right to propose reasonable adjustments to the budget applicable to the fiscal year ending May 31, 1990, which adjustments Owner may in its reasonable discretion implement to the extent feasible.

               C.  Bank Accounts; Payment of Facility Expenses; Distribution of
                   ------------------------------------------------------------
     Facility Net Cash Flow.  Manager shall, consistent with its current banking
     ----------------------
     arrangements, open and maintain a checking account(s) in the name of Owner and/or the Facility, as appropriate, for the benefit and account of Owner in a bank of Owner's selection and shall deposit therein all moneys received in the course of the operation of the Facility. Manager shall be responsible for the payment of, and shall pay for the benefit of Owner, all expenses incurred in the operation of the Facility, including, but not limited to, payment of payroll, benefits and related employee expenses, repayment of working capital loans and the interest thereon, and Facility debt service payments, all of which shall be paid by check drawn on such accounts. Manager shall apply revenues derived from the Operation of the Facility in the following order:

                    (i) Subject to the provisions of Section 4E. hereof, payment of Facility operating expenses (which shall include any and all costs, expenses or fees associated with the operation of the Facility) other than debt service.

                   (ii) Payment of Facility debt service expenses, including working capital loans, if any.

                  (iii) Deposit into bank account(s) to satisfy the requirements of Section 8 hereof.

                   (iv)  The balance of the cash, if any, to Owner.

                   Within 5 days after each month end, Manager will furnish to Owner a statement setting forth in reasonable detail all facility expenses, payments and cash flows for the prior month. Any shortfalls in cash for such period shall be promptly remitted by Owner to Manager, and any excess cash for such period shall be promptly remitted by Manager to Owner, in each case without interest thereon. Owner will advance to Manager prior to the expiration of the first month of the Term an amount of cash equal to the shortfall projected by Manager to result from facility operations for such period. Notwithstanding the foregoing, Owner may, at its option, elect to settle daily any shortfall in cash or excess cash on the basis of information provided to Owner by Manager.

               D.  Operational Policies.  Subject to Owner's prior written
                   --------------------
     approval, which approval shall not be unreasonably withheld or delayed, Manager shall develop all admissions and operational polices and procedures necessary to establish and maintain the standard of patient care appropriate for the Facility. Manager shall accept patients from the Hospital consistent with the standard of patient care which the Facility can provide.

               E.  Charges.  Subject to Owner's prior written approval, which
                   -------
     approval shall not be unreasonably withheld or delayed, manager shall establish the schedules of recommended charges, including any and all special charges for services rendered to patients and residents of the Facility.

               F.  Information.  Subject to Owner's prior written approval,
                   -----------
     which approval shall not be
     unreasonably withheld or delayed, Manager may develop any necessary informational material, mass media releases and other related publicity materials in connection with the Facility.

               G.  Certification.  Manager shall use its best efforts to obtain
                   -------------
     and maintain in the name of Owner or Manager, as appropriate under applicable federal or state law, and at the expense of Owner (i) certification of the Facility as a provider of services under Title XVIII (Medicare) and/or XIX (Medicaid) of the Social Security Act, and (ii) licensure of the Facility as a long term care facility under all applicable federal and state laws.

               H.  Capital Equipment and Improvements.  Manager shall advise
                   ----------------------------------
     Owner as to capital equipment and improvements of the Facility which are needed to maintain certification and licensure, to maintain or upgrade the quality of the Facility and said equipment, or to replace obsolete or run-down equipment. Owner shall review and act upon (which action may include a rejection thereof) Manager's recommendations as expeditiously as possible. Subject to Owner's prior written approval for any capital expenditure in excess of $25,000, Manager shall make all necessary and approved repairs, replacements and maintenance within the budgetary limits set forth in the annual capital expenditure budget prepared by Manager pursuant to Section 2B. hereof. Notwithstanding any contrary provisions in this Agreement, Manager shall be entitled, without Owner's consent, to make or commit Owner to make unbudgeted expenditures and/or expenditures in excess of the Budget Threshold for the purposes of emergency repairs involving manifest danger to persons or property or required to avoid suspension of any necessary service at the Facility.

               I.  Supplies and Non-Capital Equipment.  Manager shall purchase
                   ----------------------------------
     supplies and non-capital equipment needed to operate the Facility within the budgetary limits set forth in the annual operating budget prepared by Manager pursuant to Section 2B. hereof. Manager shall purchase such supplies and non-capital equipment from vendors covered by Owner's or Manager's existing national purchasing agreements unless Owner approves in advance purchases from other sources.

               J.  Ancillary Services.  Subject to Owner's prior written
                   ------------------
     approval, which approval shall not be unreasonably withheld or delayed, Manager shall negotiate for the provision of necessary ancillary services through qualified contractors and shall review and analyze the performance of said ancillary services contractors, on an ongoing basis, and, if necessary, shall negotiate additional or alternative contractual arrangements therefor. Where economically practical and to the extent permitted by law, Manager shall endeavor to utilize ancillary services provided by Owner and other providers related to Owner, including any such services provided pursuant to the Services Agreement dated as of January 31, 1990 between NME and New Hillhaven.

               K.  Legal Matters.  Manager shall, through Manager's legal
                   -------------
     counsel, coordinate all legal matters and proceedings with Owner's counsel. Except for disputes between Owner and Manager, Owner shall reimburse Manager for the reasonable cost of Manager's outside counsel. Manager shall obtain Owner's written approval, which approval shall not be unreasonably withheld or delayed, prior to commencing any legal action in any court in Owner's name or on Owner's behalf. Owner and Manager shall cooperate with one another in connection with any such legal matter or proceeding.

               L.  Bookkeeping and Accounting.  Manager shall provide
                   --------------------------
     bookkeeping and accounting procedures necessary for the operation of the Facility and the preparation of proper financial records. Bookkeeping and accounting procedures and systems shall be in accordance with the operating capital and cash programs developed by Manager, which programs shall conform to generally accepted accounting principles consistently applied.

               M. Collection of Accounts. Manager shall issue bills and collect accounts and monies owed for services and materials furnished by the Facility, and shall be entitled to enforce the rights of Owner or the Facility as creditor under any contract or in connection with the rendering of any services; provided, however, that any expenses incurred by Manager
                      --------  -------
     in so doing shall be treated as Facility operating expenses, which shall be payable out of Facility funds.

               N.  Reports.  Manager shall prepare and provide to Owner in a
                   -------
     timely manner any reasonable operational and financial information and reports which may from time to time be specifically requested by Owner. The Chief Executive Officer of the Hospital and the Facility Administrator shall endeavor to meet at least monthly in order to discuss the business and operation of the Facility.

               O.  Insurance.  Owner, at its own expense, shall obtain and
                   ---------
     maintain all necessary insurance coverage pertaining to the Facility and its operations for the mutual protection of Owner, Manager, employees of the Facility and volunteers of the Facility, provided that if Manager is able to procure any such insurance coverage at lesser expense than that to be incurred by Owner, Manager will so advise Owner and undertake to obtain such insurance at Owner's expense. Such insurance shall include, but not be limited to, property damage insurance covering the Facility and the furniture, fixtures and equipment situated therein, and comprehensive general liability and professional liability insurance. Such insurance shall be in such amounts, in such form and written by such carriers reasonably selected by Owner. Such insurance shall designate Manager as an additional insured and shall provide for written notice to Manager at assayed 15 days prior to cancellation or material modification. Owner shall provide Manager with annual certificates evidencing such insurance. Manager shall cooperate with and assist Owner in obtaining necessary information for insurance purposes.

          3.  Term; Termination.  The initial term of this Agreement (the
              -----------------
"Term") shall commence on the day after the Distribution Date and continue until May 31, 1990, and thereafter for a period of one year commencing June l, 1990, unless earlier terminated as herein provided. This Agreement shall automatically renew annually for additional terms of one year each commencing each succeeding June 1. Notwithstanding anything to the contrary contained herein,

Owner shall be entitled to terminate this Agreement (a) on May 31, 1991 and (b) at any time after May 31, 1992, in either case upon at least 90 days' prior written notice; provided, however, that upon any termination of this Agreement
                --------  -------
by Owner other than for cause, Owner shall pay to Manager upon termination a fee equal to the product of three multiplied by the average monthly Basic Fee computed pursuant to Section 4 hereof for the three full months immediately preceding the termination of this Agreement. Manager shall be entitled to terminate this Agreement at any time after May 31, 1992 upon at least 90 days' prior written notice. Upon any termination of this Agreement for any reason Manager and Owner, as the case may be, will cooperate in the orderly transfer of employees of the Facility so as to limit or avoid liability for severance pay whenever possible. For all employees of the Facility, other than the Administrator and the Director of Nursing, Owner will assume the liabilities and expenses related to employee terminations by Manager. For the Administrator and the Director of Nursing, Manager will assume all liabilities and expenses related to termination of the employment of such persons by Manager. Upon any termination of this Agreement for any reason, Manager shall assist Owner with an orderly transition of the Facility's operations.

          4.  Management Fees.  For services performed hereunder, Owner shall
              ---------------
pay to Manager the following:

               A.  Basic Management Fee.  Commencing with the commencement of
                   --------------------
      Facility operations, Owner shall pay to Manager a basic monthly management fee ("Basic Fee") equal to five and one-half percent (5-1/2%) of the Net Revenues generated during the immediately preceding month. "Net Revenues" shall mean all revenues generated by the Facility, less revenue deductions which include all contractual allowances to third-party payors and write-offs of bad debts. If the services of Manager commence or terminate other than on the first day of a month, the compensation set forth in this
      Section 4A. shall be prorated for the number of days for which services are actually rendered.

               B.  Expense Reimbursement.  Owner shall reimburse Manager for the
                   ---------------------
      following items:

               (i) Salary, benefits and related employee expenses payable with respect to all Facility personnel including the Administrator and Director of Nursing;

              (ii) Out-of-pocket travel and other expenses incurred by the Administrator and Director of Nursing and other employees or agents of Manager in connection with the performance of its obligations hereunder, all in accordance with the Budgets; and

             (iii) Any other items set forth in this Agreement as reimbursable items.

               C.  Incentive Fee.  In addition to the amounts payable hereunder,
                   -------------
     Owner shall pay an annual incentive fee ("Incentive Fee") to Manager as follows: after the end of each fiscal year of the Term, actual net income
     (loss) for such fiscal year shall be compared against net income (loss) projected in the Budgets for such year, and Manager shall be entitled to an Incentive Fee equal to the product of the relevant amount set forth in Column (C) below multiplied by the aggregate Basic Fee for such year. Manager shall furnish to Owner a statement within 60 days after the close of the fiscal year, setting forth in reasonable detail the calculations by which the Incentive Fee for such year has been derived. Owner shall pay the Incentive Fee to Manager within thirty days after the receipt of such statement unless Owner contests the amount of, or basis for deriving, such Incentive Fee.

        (A)                           (B)                    (C)
Actual Net Income              Actual Net Loss
as a Percentage of             as a Percentage of
Budgeted Net Income            Budgeted Net Loss        Incentive Fee
-------------------            ------------------       -------------
less than 90%              less than                        -0-
          91%            or equal to 110%                    1%
          92%                        109%                    2%
          93%                        108%                    3%
          94%                        107%                    4%
          95%                        106%                    5%
          96%                        105%                    6%
          97%                        104%                    7%
          98%                        103%                    8%
          99%                        102%                    9%
                                     101%
more than
or equal
to       100%              less than 100%                   10%

               In addition to the amount of Incentive Fee determined above, if actual net income exceeds budgeted net income, or if the actual net loss is less than the budgeted net loss, for such fiscal year, Manager shall also be entitled to additional Incentive Fee in an amount equal to 20% multiplied by the difference between actual net income (loss) minus budgeted net income (loss). If unanticipated transfers from the Hospital to the Facility of residents whose care requirements exceed those of nursing home residents generally cause the Facility's actual net income (loss) to be less (greater) than budgeted net income (loss), the parties will discuss good faith adjustments, in order to preserve Manager's ability to earn an incentive fee.

               D.  Late Charges.  Owner shall pay to Manager, to the extent
                   ------------
     permitted by applicable law, interest on any amount owing to Manager under this Agreement which is not paid when due, for any period for which any of the same is overdue (without regard to any grace period), at a rate equal to the lesser of (i) two percent in excess of the rate announced from time to time by The Chase Manhattan Bank, N.A. as its prime or reference rate, as such rate may change from time to time, or (ii) the maximum rate of interest permitted by applicable law.

               E.  Method of Payment.  Owner shall pay the amounts set forth in
                   -----------------
     Sections 4A. and 4B. hereof monthly, in arrears, no later than ten days after Manager furnishes Owner with invoices and reasonable supporting documentation for such amounts. Owner shall pay the amount owing pursuant to Section 4C. hereof for any fiscal year within 30 days after Manager furnishes Owner with financial reports supporting the amounts owing. Owner shall pay any amounts owing pursuant to Section 4D. hereof upon Manager's demand. Manager shall be entitled to disburse all Facility expenses other than the foregoing Manager's Basic Fee and Incentive Fee and the expenses reimbursable pursuant to Section 4B. hereof out of the accounts provided for in Section 2C. hereof.

               F.  Determination of Incentive Fee for Fiscal Year Ending May 31,
                   -------------------------------------------------------------
     1990.  For the period commencing
     ----
     the first day of the Term to and including May 31, 1990, Owner shall pay to Manager an Incentive Fee, prorated for the number of days for which services were actually rendered, in accordance with the provisions of
     Section 4C.

          5.  Proprietary Interest.  The systems, methods, procedures and
              --------------------
controls employed by Manager, including, without limitation, any operating manuals and computer software developed by Manager, and any written materials or brochures developed by Manager to document the same are to remain the property of Manager, and Owner shall not, at any time, utilize, distribute, copy or otherwise employ or acquire any such materials or brochures without Manager's prior written consent, which Manager may withhold in its sole discretion.

          6.  No Guaranty of Profitability.  Owner acknowledges that Manager
              ----------------------------
does not guarantee that the Facility will be profitable.

          7.  Owner Inspection.  During the Term, Owner shall have the right,
              ----------------
upon request and at reasonable times, to inspect the Facility and to inspect and/or audit all books and records pertaining to the operation thereof.

          8.  Maintenance of Minimum Bank Balance.  Owner shall maintain a
              -----------------------------------
minimum cash balance in the account(s) referred to in Section 2C. hereof greater than or equal to such amount as Manager and Owner reasonably agree is necessary for the proper operation of, or improvements or repairs to, the Facility.

          9.  Default.  Either party may terminate this Agreement in the event
              -------
of any of the following events ("Events of Default") by or with respect to the other party:

             A.  By Manager.  With respect to Manager, the following shall
                  ----------
     constitute Events of Default hereunder:

                (i) Manager shall fail to keep, observe or perform any material agreement, term or provision of this Agreement including without limitation the provisions of Section 2G. hereof, and such failure shall continue for a period of 30 days after notice thereof shall have been given to Manager by Owner, which notice shall specify the event or events constituting the failure; provided, however, that Manager shall not be deemed to be in
              --------  -------
     violation of this Agreement, and no Event of Default shall have occurred, if Manager is prevented from performing any of its obligations hereunder for any reason beyond its control, including, without limitation, strikes, shortages, war, acts of God, lack of Owner's financial resources, or any statute, regulation or rule of federal, state or local government or agency thereof; or

               (ii) Manager shall be dissolved or shall apply for or consent to the appointment of a receiver, trustee or liquidator of Manager or of all or a substantial part of its assets, file a voluntary petition in bankruptcy, or admit in writing its inability to pay its debts as they become due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or taking advantage of any insolvency law; or an order, judgment or decree shall be entered by a court of competent jurisdiction, on the application of a creditor, adjudicating Manager a bankrupt or insolvent or approving a petition seeking reorganization of Manager, or appointing a receiver, trustee or liquidator of Manager or of all or a substantial part of Manager's assets, and such order shall remain undismissed, undischarged or unbounded for a period of 60 days.

              B.  By Owner.  With respect to Owner, the following shall
                  --------
     constitute Events of Default hereunder:

                (i) Owner shall fail to keep, observe or perform any material agreement, term or provision of this Agreement and such failure shall continue for a period of 30 days after notice thereof shall have been given to Owner by Manager, which notice shall specify the event or events constituting the failure; provided, however, that Owner shall not be deemed
                               --------  -------
     to be in violation of this Agreement, and no Event of Default shall have occurred, if Owner is prevented from performing any of its obligations hereunder for any reason beyond its control, including, without limitation, strikes, shortages, war, acts of God, or any statute, regulation or rule of federal, state or local government or agency thereof; or

               (ii) Owner shall be dissolved or shall apply for or consent to the appointment of a receiver, trustee or liquidator of Owner or of all or a substantial part of Owner's assets, file a voluntary petition in bankruptcy, or admit in writing its inability to pay its debts as they become due, make a general assignment for the benefit or creditors, file a petition or an answer seeking reorganization or arrangement with creditors or taking advantage of any insolvency law; or an order, judgment or decree shall be entered by a court of competent jurisdiction, on the application of a creditor, adjudicating Owner a bankrupt or insolvent or approving a petition seeking reorganization of Owner, or appointing a receiver, trustee or liquidator of Owner or of all or a substantial part of its assets, and such order shall remain undismissed, undischarged or unbounded for a period of 60 days.

          10.  Remedies Upon Default.
               ---------------------

              A.  Remedies of Manager.  Upon the occurrence and during the
                  -------------------
     continuation of an Event of Default by Owner, Manager may, in its discretion, do any one or more of the following: (i) terminate this Agreement, terminate the employment of any or all employees of the Facility and declare all sums earned but unpaid to the date of termination to be immediately due and payable; or (ii) exercise any other right or remedy available to it under applicable law, including without limitation the right to recover damages for the breach hereof.

              B.  Remedies of Owner.  Upon the occurrence and during the
                  -----------------
     continuation of any Event of Default by Manager, Owner may, in its discretion do any one or more of the following: (i) terminate this Agreement, whereupon Manager shall terminate the employment of any or all of the employees of the Facility and neither party shall have any further obligation whatsoever under this Agreement; or (ii) exercise any other right or remedy available to it under applicable law, including without limitation the right to recover damages for the breach hereof; provided,
                                                                    --------
     however, that nothing contained herein shall terminate Manager's right to
     -------
     receive all amounts due and owing to Manager through the date of termination.

          C.  Rights Cumulative; No Waiver.  No right or remedy herein conferred
              ----------------------------
     upon or reserved to either of the parties hereto is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder, or now or hereafter legally existing. The failure of either party hereto to insist at any time upon the strict observance or performance of any of the provisions of this Agreement or to exercise any right or remedy as provided in this Agreement shall not impair any such right or remedy or be construed as a waiver or relinquishment thereof with respect to subsequent defaults. Every right and remedy given by this Agreement to the parties hereof may be exercised from time to time and as often as may be deemed expedient by the parties hereto, as the case may be.

          D.  Dispute Resolution Procedures.  All disputes arising out of or
              -----------------------------
     relating to this Agreement shall be resolved pursuant to the reference procedure set forth in California Code of Civil Procedure Sections 638 et
                                                                            --
     seq.  The parties hereby agree to submit to the jurisdiction of the
     ---
     Superior Court of the County of Los Angeles, State of California (the "Superior Court") for such purpose. Either party may initiate the procedure set forth in this Subsection by providing the other party with notice setting forth the nature of the dispute (the "Reference Notice"). The parties shall designate to the Superior Court a referee who is an active attorney or retired judge living in the County of Los Angeles who shall resolve the dispute. If the parties are unable to designate a referee within 20 days after the receipt of the Reference Notice, the parties shall request that the Superior Court appoint a referee. In connection with any proceeding pursuant to this Subsection, the parties shall have all discovery rights which would have been available had the matters which are the subject of the dispute been decided by the Superior Court. Discovery proceedings may be noticed and commenced immediately after delivery of the Reference Notice. The hearing before the referee shall begin no later than 60 days after the receipt of the Reference Notice. All discovery in connection with the reference proceeding shall be concluded no later than 15 days prior to the commencement of the hearing. Judgment upon the reward rendered by the referee shall be entered in the Superior Court. Nothing in this Section shall be construed to impair the right of either party to appeal from such judgment.

          11.  Miscellaneous.
               -------------

              A.  Relationship of the Parties; Disclaimer of Liability;
                  ----------------------------------------------------
     Indemnification.  The relationship of Manager to Owner shall be that of an
     ---------------
     independent contractor, and all acts performed by Manager pursuant to this Agreement during the Term shall be deemed to be performed in its capacity as an independent contractor. Manager shall not be liable for any loss, expense, cost or liability relating to the Facility incurred by or asserted against Owner, unless such loss, expense, cost or liability results from the negligence or willful misconduct of Manager. Owner shall indemnify and hold Manager harmless from and against any and all loss, expense, cost or liability incurred by or asserted against Manager arising from or related to the Facility; provided, however, that Owner shall not be obligated to
                      --------  -------
     indemnify Manager for any loss, expense, cost or liability which results from Manager's negligence or willful misconduct. Manager shall indemnify Owner and hold Owner harmless from and against any and all loss, expense, cost or liability arising from or related to Manager's negligence or willful misconduct.

              B.  Assignment; Binding Effect.  This Agreement shall not be
                  --------------------------
     assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, either party may assign its rights and obligations hereunder to an entity controlling, controlled by or under common control with such party. This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties.

              C.  Entire Agreement; Amendment.  This Agreement sets forth the
                  ---------------------------
     entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by either party hereto which is not embodied in this Agreement or the written statements or other documents delivered pursuant hereto and neither party hereto shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth. This Agreement may be amended or modified only by a written instrument executed by both parties hereto or by their successors and permitted assigns.

              D.  Notices.  All notices, consents, requests, instructions,
                  -------
     approvals and other communications hereunder shall be given in writing and shall be deemed to have been duly given, if delivered in person or by courier, telegraphed, telexed or sent by facsimile transmission or mailed, by certified or registered mail, postage prepaid at the following address (or at such other address provided by one party to the other in writing):

     If to Manager:         FIRST HEALTHCARE CORPORATION
                            c/o THE HILLHAVEN CORPORATION
                            1148 Broadway Plaza
                            Tacoma, Washington 98401
                            Attention:  Executive Vice
                                        President/Operations

                            Telecopy no.:  (206) 756-4743

     With copies to:        THE HILLHAVEN CORPORATION
                            1148 Broadway Plaza
                            Tacoma, Washington 98401
                            Attention:  General Counsel

     If to Owner:           THE HILLHAVEN CORPORATION (Tennessee)
                            c/o NATIONAL MEDICAL ENTERPRISES, INC.
                            2700 Colorado Avenue
                            P.O. Box 4070
                            Santa Monica, California 90404
                            Attention:  Executive Vice
                                        President

     With copies to:        NATIONAL MEDICAL ENTERPRISES, INC.
                            2700 Colorado Avenue
                            P.O. Box 4070
                            Santa Monica, California 90404
                            Attention:  General Counsel

                            Telecopy no.:  (213) 315-6688


              E.  Representatives.  Owner and Manager shall each designate one
                  ---------------
     or more representatives for the purpose of giving approvals required hereunder and meeting approximately quarterly to discuss Facility operations and annually to discuss Budgets.

              F.  Attorney's Fees.  In the event either party brings an action
                  ---------------
     to enforce this Agreement, the prevailing party in such action shall be entitled to recover from the other all costs incurred in connection therewith, including reasonable attorney's fees. Reasonable attorney's fees shall include reasonable charges allocated for internal counsel.

              G.  Construction.  In this Agreement,
                  ------------

                (i) unless the context otherwise requires, the terms "herein", "hereof", and "hereunder" refer to this Agreement; and

               (ii) the headings of the sections and subsections hereof and the table of contents hereof are inserted for convenience only and do not constitute a part of this Agreement.

              H.  Legal Enforceability.  Any provision of this Agreement which
                  --------------------
     is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision or remedies otherwise available to any party hereto. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

              I.  Counterparts.  This Agreement may be executed in counterparts,
                  ------------
     each of which shall be an original, but all of which together shall constitute but one and the same instrument.

              J.  Governing Law.  This Agreement shall be governed by and
                  -------------
     construed in accordance with the laws of the State of California.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

                                    [OWNER]


                                    By________________________________
                                      Name:
                                      Title:


                                    FIRST HEALTHCARE CORPORATION


                                    By_______________________________
                                       Name:
                                       Title: